Exhibit 99.11

MAGMA DESIGN AUTOMATION, INC.

Moderator: Milan Lazich

July 29, 2003

4:00 pm CT

Operator:    Welcome to the Magma Quarterly Earnings conference call. Mr. Lazich, you may begin your conference.

Milan Lazich:    Good afternoon. This is Milan Lazich, Vice President of Corporate Marketing for Magma Design Automation and I would like to welcome you to Magma’s Earnings Call for the quarter ended June 30, 2003, the first quarter of our 2004 fiscal year. On the call today are Rajeev Madhavan, Magma’s Chairman and Chief Executive Officer, Greg Walker, our Chief Financial Officer, and Roy Jewell, Magma’s President and Chief Operating Officer.

We will review the results of operations for the recently completed quarter, discuss our direction going forward, and field questions at the conclusion of our remarks. A press release announcing our quarterly results was distributed earlier this afternoon and you may view it on the Magma web site at www.magma-da.com.

Our updated financial guidance is now available on Magma’s web site for your reference when Greg Walker discusses it in a few minutes. Reconciliation of pro forma results to GAAP results appears in the earnings press release.

Now I would like to review the safe harbor guidelines for today. During this conference call including the question and answer period we make forward-looking statements that may include statements as to our expected financial results, our current and future products and plans, our market share and competition, the impact of the economic recession on customer spending, market trends, and sources of future revenue.

These forward-looking statements and all other statements that may be made on this call that are not historical fact are subject to many risks and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from these forward-looking statements include but are not limited to the impact of the economic recession; the effect of terrorist activities or events in the Middle East on Magma, our customers and our industry; possible delays of customer orders or failure of customers to renew licenses; potentially weak sales of the company’s products and services; increasing competition in the EDA market; and weakness in the semiconductor or electronic systems industries. We refer you to the full discussion of risks and uncertainties associated with the company’s business set forth in the company’s Form 10-K for the year ended March 31, 2003 filed with the SEC on June 20, 2003.

This document identifies important factors that could cause the actual results to differ materially from those contained in our forward-looking statements. Magma does not undertake any obligation to update forward-looking statements made today.

At this time I will turn the call over to Rajeev Madhavan, Magma’s Chairman and Chief Executive Officer.

Rajeev Madhavan:    Thank you Milan and good afternoon everyone. The first quarter was another successful one for Magma. We introduced two new products which have already been well received by the market. Magma announced and recently completed a key technology acquisition, and we met or exceeded all financial targets for the quarter with record revenue, cash, and investments and orders backlog.

Greg will provide more detail on those and other financial results shortly and Roy will highlight some operational specifics of how we are achieving this success. I will spend a few minutes discussing dynamics we are seeing in the market and recent technology and product developments at Magma.

First, the market. Pockets of optimism are beginning to be apparent in our customer base as we see some progress in wireless, consumer, and some communications segments such as ADSL chips. Other segments of the market are still somewhat subdued as customers remain a bit cautious about spending on design software until they see how such investments will help them complete designs and reduce costs.

In spite of such a cautious market, Magma has been able to expand by providing our customer base with products that deliver the best quality results, area, timing and power with the shortest turnaround time and the least amount of engineering resources. The difficult environment has in some ways helped us. One significant new order we closed in Q1 was to a customer who was discontinuing use of a competitor because of the technology advantage and design cost savings Magma software provides.

During the quarter we did – continued with major steps towards achieving our product vision as I discussed during our last call. This vision has two major pieces. First, the automated IC implementation flow possible – the most automated IC implementation flow possible – capable of producing chips with the best quality results, area, power and timing – and the highest level of accuracy with respect to delay, power, and noise. Second, the ability to produce any capacity chip, flat or hierarchical, in less than 24 hours.

Early last quarter we announced Blast Create, a significant advancement in front-end design capabilities, as a key step towards realizing that vision. It has been well received. We added eight new customers for Blast Create using Magma RTL-to-GDSII flows. Several customers have already completed tapeouts using Blast Create. Look for announcements about these in the near future.

We also released Blast Rail adding power analysis, planning, and optimization to our design flow. In the short time it has been available, Blast Rail has already been adopted by a number of our customers and is being used in (tapeouts). Blast Rail will help designers immediately see the impact of power and more test drop on timing.

The ultimate benefit is that Blast Rail can reduce design time as much as 20 percent. If violations are found, Blast Fusion can immediately remedy them.

And we announced last quarter, our acquisition of Aplus Design Technologies. This acquisition, which was completed early this month, will help develop a full tool flow for the emerging market of structured ASICs and thus enable us to offer the ability to design in FPGA-like flexibility at lower cost and faster turnaround times than custom ASICs.

In product development you can expect to see from us in the near future increased attention on reducing design implementation costs and manufacturing costs for our customers. We will continue our focus on reducing design costs on our 4.0 release. Reducing manufacturing costs is addressed both in release 4.0 and 4.1.

In the IC implementation arena, RTL-to-GDSII design, Magma is committed to remaining the technology leader. We intend to further increase our technology leadership and continue to increase our market share gains in all segments of RTL-to-GDSII design, including prototyping, floor planning, chip assembly, synthesis, placement, routing and analysis.

Before Greg goes over the financial results and our guidance, let me summarize the highlights of our recent quarter:

•	We added 11 new customers totaling 14 new accounts, the fourth consecutive quarter in which we have added at least 10 new customers. The total number of software keys purchased to date is around 3500 and roughly 800 engineers are using Magma software worldwide. New customers include communication leaders in China, Southern California, and consumer leaders in Japan.

•	We saw a successful market reception for Blast Create and Blast Rail announced early in the quarter. Following the Blast Create launch we gained eight new Blast Create customers and both Blast Create and Blast Rail have already been used to tape out chips.
•	Benchmark activity remains strong, at its highest level ever.
•	We met or exceeded all our financial guidance targets and again achieved record revenue cash level and orders backlog.
•	We continue to have perhaps the strongest financial position of any major media company on the basis of key metrics.

Now for specifics on the quarter’s financials, I will turn the call over to Greg Walker. Greg?

Greg Walker:    Thank you Rajeev, and good afternoon to everyone. In Q1, as Rajeev just stated, we achieved or exceeded all financial targets that we set for the company during our last quarterly call. In a few minutes I’ll go over our updated guidance for the future quarters which, as Milan mentioned, is now available on the Magma website for your reference.

Turning first to orders: total orders and the book-to-bill ratio for the quarter were both within our target guidance range. Book-to-bill ratio was approximately 1.5 to 1. This brings our total orders for the first half of the calendar year 2003 to slightly below 100 million, which is up 95 percent over the first half of calendar 2002.

There were no Stage 3 deal types recorded within the quarter, which was per our guidance. This therefore is comparable to Q3 of fiscal 2003. Orders for this quarter showed a growth of more than 50 percent over the Q3 quarter of fiscal 2003.

As we discussed before, our total orders in any given period can be heavily affected by a single large Stage 3 transaction, so we look at orders on a two-quarter trailing moving-average basis to normalize results for the impact of such large transactions. On this basis the moving average for the orders during the quarter grew 15 percent, within our target range of 10 percent, to 15 percent – I’m sorry, 10 percent to 20 percent for the quarter.

Of the total orders, 82 percent were for license with 14 percent for services and 4 percent for maintenance. Within the total orders, 79 percent was for orders to be recognized in revenue on a ratable basis or a due and payable basis, and 21 percent was for short-term time-based licenses recognized upon shipment.

Revenue for the quarter was $22.8 million, up 11 percent from the prior quarter and 26 percent over the same quarter last year. License sales accounted for approximately 90 percent of total revenue, compared to 89 percent in the prior quarter.

International sales accounted for 45 percent of the overall revenue, which is down 1 percent from the prior quarter.

Three customers each accounted for more than 10 percent of total revenue, for a total of 42%. Of the $22.8 million in total revenue, 75 percent was recognized from beginning backlog and the remaining 25 percent came from deals consummated during the quarter.

Within the license revenue, 47 percent was for orders recognized on a pure ratable basis, 18 percent on a due-and-payable basis, 33 percent for short-term time-based licenses recognized upon shipment and 2 percent was for orders recognized on a pure cash receipts basis.

As I stated, $22.8 million was near the high end of our guidance range and was a very strong performance for the quarter.

Turning to backlog then, as you know our practice is not to comment in great detail on backlog, but I will say that total backlog is now well over $190 million. Of this backlog we project $55 million is scheduled to go to revenue for the remainder of fiscal 2004 and $70 million is scheduled to go to revenue during fiscal 2005.

Turning then to gross margins: pro forma consolidated gross margin was $19.7 million for the quarter or 86 percent of revenue, compared with $18.1 million for the prior quarter or 88 percent in revenue. This 2 percent reduction in gross margins represents increased levels of investment in the field applications organization to address the increasing opportunities that Rajeev spoke to just moments ago.

Consolidated R&D spending in Q1 was $5 million, up from $4.6 million in the prior quarter. It was 22 percent of revenue this quarter, which was flat from the March quarter. The $4 million – $400,000 increase in spending was related to additions in the U.S. headcount and the continuing rampup of the India R&D operation, which is now up to 13 employees.

Sales and marketing expense was $7.1 million for the quarter, up from $6.6 million in the prior quarter. This represents 31 percent of revenue for this quarter, which is 1 percent lower than Q4. The $400,000 increase in spending reflects additional sales personnel hired during the quarter.

G&A expenses were $2.4 million for the quarter, or 11 percent of revenue, down from 12 percent in the prior quarter. This reflects lower costs for legal expenses and allowances for doubtful accounts.

When we look at GAAP to pro forma adjustments, amortization of stock-based compensation expenses was $4 million for the quarter. Capitalized software amortization was approximately $100,000. Impairment and reserve charges against long-lived assets were $800,000. These charges are non-cash expenses related to the revaluation of a technology-based equity investment and a convertible note investment.

Pro forma operating income therefore for Q1 was $5.2 million or 23 percent of revenue, up from $4.4 million or 21 percent of revenue in Q4. Pro forma Net Other Income was $500,000 for the quarter, up from $400,000 in the prior quarter. This reflects approximately a net $100,000 gain of interest income related to the issuance of the convertible debt during the quarter.

Tax expense for the quarter was $700,000, a rate of 13 percent of pro forma pre-tax income, as compared to $800,000 in Q4 or a rate of 16 percent. Net income for the quarter on a pro forma basis was $4.9 million or 22 percent of revenue, up from $4.1 million or 20 percent of revenue in Q4. This represents a quarter-over-quarter increase of approximately 21 percent.

Fully diluted pro forma EPS for the quarter was 14 cents per share, compared to 13 cents per share in Q4. Fully diluted GAAP EPS was 0 cents per share for the quarter as compared to 8 cents in Q4. The GAAP to pro forma adjustment mentioned earlier accounts for approximately 14 cents per share.

The major GAAP to pro forma adjustment during the quarter relates to the $4 million charge to stock-based compensation. This compares to a charge in Q4 to stock-based compensation of $700,000 or an increase of $3.3 million.

Of the $4 million, $2.1 million was related to the loan repurchase and corresponding stock option issuance to Roy Jewell; $1.5 million was related to the revaluation of options issued as part of the VeraTest acquisition; and $400,000 was related to stock option exercises by employees.

Total cash and investments ended the quarter at $208.1 million including $82.3 million of long-term investments, up from $95.7 million at the end of Q4. Net proceeds from the convertible debt issuance were approximately $105.3 million. Cash from operations was $5.3 million.

As discussed in our announcement of the convertible debt financing, the company sold $150 million of five-year non-callable notes with a conversion premium of 27 percent over the company’s share price at the time of issuance, which was $18 per share. Concurrent with the debt offering, the company repurchased approximately 1.1 million of its shares for $20 million.

Additionally, the company purchased a net hedge position against the convertible debt for $20.2 million, which was netted against the proceeds. The economic effect of this hedge is to raise the conversion price from

$22.86 per share to $31.50 per share on a cash flow basis. After banker fees of $4.5 million, net proceeds as mentioned before were $105.3 million.

Collections of accounts receivable for the quarter was over $23 million. Total accounts receivable net of allowance for doubtful accounts increased during the quarter from $19.2 million to $22.2 million.

Unbilled accounts receivable, which are primarily related to short-term time-based and due-and-payable licenses taken to revenue during the quarter increased from $6.8 million in Q4 to $8.4 million in Q1. DSO for the quarter was 88 days, up 4 days from Q4, and deferred revenue increased from $12.5 million to $16.5 million.

One large collection from a Stage 3 customer of $3.8 million was received shortly after the posting cutoff at our bank for the end of the quarter and therefore did not count as received during the quarter. Had this collection posted in time, DSO would have been 73 days and collections would have been approximately $27 million.

Of the $22.2 million in accounts receivable, $900,000 is more than 60 days overdue. Of this $900,000 we have commitments to pay from customers for $300,000, $200,000 was collected during the month of July, and the remaining balance of $400,000 has been fully reserved.

Magma’s total headcount for the end of the quarter was 306 personnel, up from 270 at the end of the March quarter. We added 12 positions for the new R&D development center in India and 8 R&D positions in the U.S. Additionally we added 14 positions to our field operation, which is our sales and FAE organizations.

Overall we are extremely pleased with the financial performance Magma achieved during the quarter. As I stated, we either met or exceeded all of our targets across all of our financial measures.

As many of you know, we have executed a change in outside auditors during this quarter. As stated in our prior communications regarding this changeover, this decision was the result of a review initiated by the audit committee of the board of directors in the fall of 2003. We have been able to manage this changeover fairly smoothly, in large part due to the cooperation and professionalism of both KPMG and PwC.

I would, however, like to address the issue raised in our 8-K and subsequent 8-K/A filings. As noted in these filings, after the close of our Q4 KPMG reported to the audit committee deficiency in the process by which the company performed its accounting close processes for both its interim quarters and year-ending period.

This deficiency related to the significant number of adjustments posted in the final results by the company at the recommendation of KPMG after the closing of the accounting close process. This issue was noted by KPMG and the company as a reportable event.

We have many ongoing process improvement initiatives aimed at improving our accounting close process. Many of these are well under way and all these programs are targeted for completion during the September quarter. As stated previously, our intention is to become fully Sarbanes-Oxley compliant in the first quarter of calendar 2004 and we expect to be able to achieve that even though our required compliance date is one year later.

We were able to reduce the number of adjustments significantly during this quarter and we’ll continue to improve these results in future quarters.

Our pro forma guidance for the second quarter is as follows. One moment please. Sorry for that, I had to find the paper.

Turning to order growth rates which is our two-quarter trailing average, we expect that to grow for the quarter between 0 and 10 percent. This is slightly down from our prior guidance for the quarter and is related to the very large bookings quarter in the March ending quarter. When you pro forma two-quarter trailing moving average calculation you’ll see that brings the growth rate down even with very large orders performing in the September quarter.

The December quarter and the March quarter we are looking for those order growth rates to move back to 10 percent to 20 percent in December and then 0 percent to 10 percent in March.

Book-to-bill ratios: for September we are looking for 2-1/2:1 to 3:1; 2.0:1 to 2.5:1 for December; and 2.5:1 to 3:1 for March. Revenue growth rates we expect for all quarters to be between 5 percent and 15 percent. We expect revenue from backlog to be 65 percent to 75 percent for all quarters and gross margins to be in the 84 percent to 86 percent range.

This results in operating income ranges of 20 percent to 25 percent for all quarters for the remainder of fiscal year, pre-tax income ranges of 18 percent to 23 percent, net income ranges of 16 percent to 20 percent, and therefore EPS remains unchanged per our guidance of 12 to 16 cents for the September quarter. December quarter we are looking for 14 to 18 cents. March quarter is 16 to 20 cents.

This EPS guidance does comprehend the impact of both the fully diluted shares outstanding of the convertible debt offering and approximately 1.1 million shares of stock issued in regards to the Aplus acquisition which includes all those shares issued into escrow for future earnouts.

DSO we expect to be 85 to 90 days for all quarters and for purposes of calculation, diluted share growth we should look for September to be up four million shares from the June quarter. As I said, this will include full-quarter weighting of the convertible debt shares and also the 1.1 million shares of the Aplus acquisition. Then in December we look for growth of 500,000 and March of 500,000.

Also on our website is our long-term operating targets. As we have said before, we are looking at long term operating margin between 25 percent and 30 percent. What will determine the performance between 25 percent and 30 percent operating margin has to do with productivity able to be gained in the field applications organizations in the long run as we implement productivity improvements.

With that, I conclude the financial review and will turn it over to Roy Jewell.

Roy Jewell:    Thank you Greg. Rajeev and Greg have described the success of the previous quarter, but I now would like to briefly touch specifically on our operational performance.

Now to reiterate our operational focus, Magma is the technology leader in the implementation space for designs targeted for manufacture at 0.13 microns and below. Consistent with this focus, we continue to aggressively invest in the development of our integrated RTL-to-GDSII flow to meet the evolving demands of our customers.

One demographic change we are seeing is that more and more of our designs that our products are being used to produce are for consumer or wireless applications. This in turn is driving many of our ongoing development initiatives and customer engagements.

Regarding progress of product development, in the quarter we just completed, our R&D team delivered a number of new and improved capabilities into production use. Specifically in synthesis, with our most recent product release, Version 4.0, we have achieved a 30 percent reduction in cell count compared to previous releases. This is a direct result of our unyielding drive for quality and results.

To date since the Blast Create release, three tapeouts of design using our front-end flow have been completed and two more are nearing completion. The fact that our customers have now completed several tapeouts with Blast Create is an indication of the level of product maturity that has been achieved in our front end.

A formal announcement for these successes will be made in early September along with an intensified push by Magma into the front-end market.

With respect to physical design, the automation of noise, power and timing optimization is essential for consumer and wireless design. This capability has also been delivered in Version 4.0. In addition, in this release we have delivered I/R drop, multi-voltage, and multi-threshold voltage analysis and optimization.

We believe these new capabilities will position our product at the forefront of the broad cross-section of design that will be drivers for the next period of semiconductor growth.

Relative to channel performance, during Q1 we continued our strategy of investing in our channel and made a number of key headcount adds in sales and application engineering. We also set specific goals of accountability and scalability, and both were achieved.

This was particularly a quarter of quality performance by our channel. Specifically we closed many successful benchmarks and entered into many RTL engagements. As Rajeev mentioned, we added 11 new customers this quarter and closed 8 front-end deals. Plus, the number of total deals completed during the quarter increased over previous periods.

In terms of regional breakout we especially saw strengthening international activity, especially in Japan and Asia-Pacific. We now see more customers moving towards Phase 2 and Phase 3 status.

Relative to our expansion in India, our R&D facility in Bangalore, India is operational. We hired a number of R&D and product engineering staff there who are already making contributions to a number of products.

This expansion will allow us not only to take advantage of the exceptional talent in that country but also to enjoy the advantage of reduced operating costs. These advantages will be significant for Magma as we grow the company’s operations to larger scale.

As we said before about today’s market environment, customers remain very judicious in making spending commitments. But we continue to see customers recognize the trend is towards more and more designs at 0.13 micron and below, where the Magma advantage is most obvious. We continue to engage new customers and we have a strong sales pipeline entering this quarter.

I will now turn the call back over to Rajeev.

Rajeev Madhavan:    Thank you Roy. Before we field your questions, let me remind you that our updated financial guidance is available on Magma’s website for your reference.

Once again, I will remind and caution everyone that these guidance indicators are forward-looking statements within the Safe Harbor provisions of Private Securities Litigation Reform Act of 1995.

These statements represent our best current judgment of current business and operating conditions but we cannot assure you that our results will be consistent with these projections due to the factors noted today and other risks and uncertainties more fully discussed in the company’s Form 10-K for the year ended March 31, 2003.

In making forward-looking statements in this call, the company is not undertaking a responsibility to update those statements as the quarter progresses and in fact disclaims any responsibility to do so.

With that, let me open up the field to any questions. Thank you.

Operator:    At this time if you would like to ask a question, please press Star 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Tim Fox.

Tim Fox:    Hi, thank you. Good afternoon gentlemen.

Greg Walker:    Hi, Tim.

Tim Fox:    Greg, if I could just start with a couple of questions for you and then maybe on to Rajeev. Were there any renewals in this first quarter? I know you’ve been in the process of closing deals I guess for three or four years now. Are we starting to see any decent contribution from renewals or is it still fairly early?

Greg Walker:    Well we’re starting to see renewals. We had one fairly large one actually and a couple of other small ones. What we’re seeing, though, is when the renewal cycles come up, it’s also at that point in time that the customers are redoing larger deals. So it’s kind of hard to isolate what portion of that new deal is renewal of the old deal vs. additional add-on.

A perfect example of that was the large Stage 3 deal last quarter that, you know, the difference between the gross new deal and the net renewal – that post-renewal number was fairly significant.

So we are seeing a number of customers renewing but it’s usually in the form of additional new business on top of the existing business.

Tim Fox:    OK. The tax rate of, I guess it was 13 percent this quarter, and you’ve got it to 15 percent. Is that kind of difference expected going forward?

Greg Walker:    It’s hard to say Tim. I think 15 percent is a reasonable planning number for the future until we burn through our net operating loss carry-forwards. But as you know, particularly out here, the state of California has been somewhat unpredictable about its treatment of the use of loss carry-forwards.

And also we have a tax position with withholding tax in Japan on our sales through our Japanese subsidiary that we have fully reserved the withholding tax, although our local tax advising service in Japan is advising us that we have no tax exposure. So we’ve been pretty conservative on the P&L side, but we continue to pursue that position as we go forward.

Tim Fox:    OK.

Greg Walker:    Depending on how those come out, we’ll either be higher or lower than the 15 percent target going forward, but I think it’s a reasonable assumption for planning purposes.

Tim Fox:    OK. And lastly, the deferred jump – what attributed to that and where should we expect deferred to track over the next few quarters?

Greg Walker:    That was actually – there’s no specific item that jumped deferred tremendously. A lot of that has to do with the billing schedule on the due-and-payable deals and also the maintenance. As we said, the bulk of our deferred historically is related to maintenance and then it varies a little bit with some of the due-and-payable transactions that sometimes create a deferred revenue balance.

I would plan it still to be in the mid- to low-teens range over time. The – and as we said, you know, if you look at it, at $16 some odd million compared to the total backlog of more than $190 million, it’s a pretty small portion of our business.

Tim Fox:    Absolutely. And if I could, just maybe a couple for maybe Rajeev. Were any of the Blast Create deals with somebody else’s back end or where they all Magma back ends?

Rajeev Madhavan:    Actually, in this particular account, they were Magma back end.

Tim Fox:    OK. Do you anticipate going forward to start selling it to other accounts possibly?

Rajeev Madhavan:    Yes, we do have engagements, some activities supporting it with third parties’ back-end tools.

Tim Fox:    OK. And I guess lastly, given the backdrop that we’ve had from some of your competitors where their bookings look a little weaker than originally anticipated, could you comment outside of what you’ve said already about strength in wireless, consumer – about what it is that’s differentiating your approach today and how sustainable that is going forward as the competitors ramp up their offerings.

Rajeev Madhavan:    There is a fundamental difference between our approach segment and everything else out there.

We have, as we have pointed out, a single data model to unify single executables that ship from the company. And that’s important from the customer’s perspective, besides all the best quality of results and the turnaround time, is that to do a block takes considerably – or a chip – takes considerably lower amount of engineers in terms of the total number of engineers required and we have seen numbers of (unintelligible) in that range of things.

And the amount of run time that we can provide and the efficiency we can provide with our single data model makes the flow much more productive than what exists from a competitive flow today.

And I think the market has quickly realized that we are the technology leader today. And the market simply continues to buy from either the technology leader or the market leader, which has left some weakness of some others in their quarterly numbers in bookings. But interestingly, we are on a two-way street of competition today between the technology leader and a market leader.

Tim Fox:    OK, good. Thank you.

Operator:    Your next question comes from Erach Desai.

Erach Desai:    Hi. Could I get a couple of clarifications, Greg?

Greg Walker:    Sure.

Erach Desai:    One was with respect to bookings. If I – correct me if I’m wrong, I don’t have my notes from last quarter in front of me – I had in my model bookings, book to bill, estimated between 1.5 and 2. Did you say your book to bill was between 1.5 and 1?

Greg Walker:    No, it was slightly above 1.5.

Erach Desai:    It WAS above 1.5.

Greg Walker:    And you’ll recall on the call we said that we said the range of 1.5 to 2, but we expected to be at 1.5.

Erach Desai:    Right. No, that’s OK. But I was looking correctly, OK. I must have written wrong when you spoke. OK. The second question I have is for clarification, if I must have this correct or not. What would be considered ratable revenues in license, and I’m talking revenues not bookings, looks like that was just up slightly sequentially. Is that correct?

Greg Walker:    Ratable revenue was up – well …

Erach Desai:    I guess what I’m trying to figure out is you had the big deal at the whatever, you know, the big Stage 3 deal last quarter that added roughly $3 million to $4 million a quarter ratably. And I’m just wondering why subscription or ratable revenues didn’t tick up that much sequentially.

Greg Walker:    Well, in combination with due and payables, those two are very often similar. There’s a difference, between whether the maintenance is bundled or unbundled. In combination of those two, there was an up-tick quarter to quarter from, it looks like, 60 percent in Q4 of total license revenue to 65 percent in Q1. So about a 5 percent pick-up.

Erach Desai:    OK, but on a dollar basis it wasn’t much.

Greg Walker:    On a dollar basis it moved up from – about $1.4 million.

Erach Desai:    OK. And I’ll check with you later on because my math (unintelligible).

Greg Walker:    Actually what we’ve done at the request of a couple of analysts, and we’ll be putting this up on our website in the next day or so, is we actually have gone back because remember, historically we didn’t track this because all we tracked was revenue from backlog, not the specific components. We actually have now done that.

We’ll put that up on our website so you can see by quarter how much of the license revenue going backwards for a year was ratable, due and payable, up front which is the 15-month time-based licenses or perpetual, and pure cash receipt. So you’ll actually be able to track that specifically by quarter.

As I said, in Q1 ratable and due and payable, which we kind of look at together, for the June ending quarter was 65 percent. For the March ending quarter it was 60 percent. The up-front, which is perpetual or time-based license, which now as you’ve heard us say is principally the short-term time-based license 15 months, was 38 percent in Q4, down to 33 percent in Q1. So that was a shift from the up front at recognition to the ratable or due and payable, about 5 points.

Erach Desai:    I’m trying to come up with – OK, so 99 and, OK. So in the quarter what you just said was in the revenue part, subscription, ratable revenue was 47 percent and something else was 18 percent, correct?

Greg Walker:    Due and payable, which basically when for us in many cases if we unbundled the time-based license, the maintenance and the time-based license it moves to a due and payable type revenue recognition structure, not a pure ratable.

Now the payments are similar or have skews that can be very similar. So you have choppy payments rather than pure, even monthly payments. It moves to due and payable as opposed to ratable.

Erach Desai:    Gotcha. Thanks for the clarification. And again, just to clarify. What is your expected tax rate for fiscal year ’04 – is it 20 percent, 15 percent?

Greg Walker:    I’m recommending for fiscal year ‘04 to use 15 percent for each quarter.

Erach Desai:    OK, thanks.

Operator:    Your next question comes from Rich Valera.

Rich Valera:    Thanks. Good afternoon guys. In terms of – you’ve given this metric before Greg, the percentage of the subsequent quarter booked essentially. I don’t know if you’ve given that on this call yet. Could you talk about that?

Greg Walker:    Yes, it’s between 65 percent and 75 percent of target revenue, depending on whether it’s the high end or the low end of the revenue range.

Rich Valera:    Great. And with respect – on the balance sheet you saw a pretty big jump in pre-paids. I don’t know if you addressed that. Could you talk about what that was?

Greg Walker:    Yeah. The jump in pre-paids consists of largely pre-paid commission to salesmen from the March quarter activity and specifically related to the large Stage 3 deal that we booked in Q4. Our fiscal year 2003 sales compensation plan called for the recognition and the payment to the sales force related to that transaction to be paid about 67 percent up front.

However, they don’t earn it. It’s treated as a recoverable draw, a pre-paid, until that deal goes to revenue recognition. So if they leave the company prior to that, they actually have to have that repaid.

So that’s a big part of it. And the other has to do with pre-paid fees, banker fees, with the debt issuance, the convertible debt issuance. That will be amortized over the life of the note.

Rich Valera:    Great. And Roy, I think you talked about a strong pipeline entering the September quarter. I wondered if you could give us any more color on that pipeline particularly as it relates to Stage 3 deals and anything that might close in the quarter.

Roy Jewell:    What I was – one thing as we mentioned in – let me back up and make a comment on this quarter. I made a comment that the number of deals this quarter was larger than in previous periods. And the first thing I’ll say is in the pipeline we’re seeing an expanding pipeline where we’ve got more deals that are in play at any point in time. That gives us I think a much more higher level of confidence in what the baseline bookings number is without those Phase 2 or 3 deals.

With respect to the Phase 3 deals, I mentioned both Asia Pacific and Japan. I think we’re seeing – we’ve spent about a year in Japan with one goal which was to increase deployment of the product and adoption of the product at the end user level – not at the management level but at the end-user level.

I think we feel that over this quarter and next quarter there’s a couple of opportunities for us there where we’ll see larger adoption, which we right now feel could turn into Phase 3 deals.

The same thing in the U.S. – we’ve got some longer-term customers here we’ve worked with that will evolve into Phase 3 deals, as well as our activities in Europe.

So I would say the Phase 3 deals are not located in one isolated geography. It’s spread over Europe, Japan and the United States. But the other thing on top of that is the pipeline is larger because there’s just more deals in play these days with a bigger channel, a more mature channel.

Rich Valera:    Is it fair to say that to hit the low end of your book-to-bill guidance for the quarter you’d have to close at least one Stage 3 deal?

Greg Walker:    Yes, to be at the low end we’d have to close at least one Stage 3. To be at the high end we’d have to close two or more.

Rajeev Madhavan:    I think Rich, just giving you one more comment. From the last quarter we had said that which is we have about six of these big Phase 3 deals that are in our pipeline. Whether it happens this quarter, next quarter, how many, what it boils down to is we have about six. And as we pointed out in the last few quarters, it’s difficult to predict exactly which quarter the Phase 3 comes in. But as you saw, to hit the low end of the range we need one Phase 3.

Greg Walker:    And historically we have seen one or two close every other quarter, the September quarter being the quarter in which that would be expected to happen.

Rich Valera:    Great. Thank you.

Operator:    Your next question comes from Garo Toomajanian.

Garo Toomajanian:    Thanks a lot. You said that some of your customers were actually starting to exhibit a little more optimism. I’m wondering how that impacts the ability to close business. Is it getting actually more predictable in order to close business?

Roy Jewell:    I’ll take that Garo. I don’t think it’s getting any more – any easier to close business. My sales guys would tell you that in a minute. But I think you’ve got more people talking about investment and you’ve got more people working on designs they think are going to go into production.

As you know, we have a lot of IDMs as well as ASIC companies as our users. And they needed an upturn in the actual marketability of the chips that they’re doing engineering sample runs on right now.

So I think we’re seeing our customers with more optimism of where their business is going to go. So they’re talking about doing business. But I don’t think it’s any easier to do business yet.

Garo Toomajanian:    Was there any, let’s call it unforecasted business that may have come in the quarter?

Greg Walker:    Well I’d say we see some of that every quarter, and yes we saw that again this quarter. There was some business that was not forecasted to come in, there was some business that was forecasted to come in that slipped until the following quarter.

Garo Toomajanian:    OK, got it. You mentioned a number of new Stage 1 customers. Were there – and I guess a lack of any Stage 3 customers in the quarter as expected. Was there a good number of Stage 2 deals as well?

Greg Walker:    Yes. Yeah, in fact one Stage 2 deal in particular we had a feeling we would see at some point in time this year. But the customer came to us and really advanced the timetable on that deal, a very well-known customer that we’ve very happy to see that. And we actually expect to follow on a second Stage 2 deal with that customer either this quarter or the next quarter.

Garo Toomajanian:    OK, terrific. Thank you.

Operator:    Please continue to hold while we compile the Q&A roster.

Your next question comes from Jennifer Jordan.

Jennifer Jordan:    Yeah, good afternoon gentlemen. Congratulations on a great quarter. I think a lot of my things have been answered here but I just want to clarify again. You said Greg that you saw one of those deals accelerate into this quarter, it was a Stage 2 deal. And you expect to follow on from that customer coming in perhaps here in Q3?

Greg Walker:    Yeah.

Jennifer Jordan:    The September quarter.

Greg Walker:    Yeah. By the way, congratulations to you.

Jennifer Jordan:    Oh, thanks.

Greg Walker:    But our expectation is it will probably be in Q4 but there’s a possibility we’ll see it this quarter.

Jennifer Jordan:    OK.

Greg Walker:    But we’re working on it now.

Jennifer Jordan:     And then you said – you just mentioned that there are at least six that in your pipeline. That’s not your total number of expected Stage 3 deals? It’s just those are the ones that are the hottest.

Greg Walker:    Yeah, those are the ones that are closest to turning in to signed orders, probably within the next six months.

Jennifer Jordan:    And then you added eight new customers for Blast Create. I know in the past you’ve mentioned that there were, I believe, 15 customers immediately using the product, some of it in trial stage. Do you expect to capture the remaining group of those customers with Blast Create? At what kind of timeline? And then from there how quickly do you see additional people adding it?

Greg Walker:    Our expectation is to capture the majority of those customers within the next four to six months. And the number of engagements that we’re actually working on now is climbing exponentially.

Jennifer Jordan:    OK.

Rajeev Madhavan:    Jennifer, just to add a word on that I think we’ve seen a lot of increased traction and interest in that particular product that you will see, as Roy pointed out, in the September timeframe from the company and rolling out the products as well as the company aggressively pursuing that activity even more aggressively than what we’ve done.

Jennifer Jordan:    OK. And when you talk about engagements, I mean, I understand the original plan was to hit your first 75 customers and get them using the product and that by the end of the fiscal year ‘04. Is that what you’re referring to in terms of being on track with engagements?

Rajeev Madhavan:    Yes.

Jennifer Jordan:    OK. Great, thank you.

Operator:    Your next question comes from Dennis Wassung.

Dennis Wassung:    Thank you. Greg, I think I missed the number you were talking about sort of the customer concentration. You gave a number about top number of customers and what percentage of revenue that was?

Greg Walker:    I believe it was – just let me look back and confirm it. Basically I think it was three customers contributed more than 10 percent per customer and I think it was 42 percent in total. Yeah, that’s correct. Three customers accounted for more than 10 percent each and those three accounted for 42 percent in total.

Dennis Wassung:    OK, great. And I guess a question for either Roy or Rajeev. Just looking at sort of the design activity, I think Roy mentioned a lot of 0.13 activity – design activity. And I’m just curious as to what’s happening out there in the environment, if you’re seeing more of a shift to 0.13 or is just more design activity overall happening. And I think Rajeev, you had mentioned just being a technology leader at 0.13.

I’m just trying to put all this together and try to get a handle as to what’s really happening in terms of customer activity. Is it happening across the board or are you seeing just more of a shift to the more leading-edge technologies.

Rajeev Madhavan:    Let me take that question – Rajeev here. And as a couple of pointers on that, I think, you know, we win our engagements on 0.13 and because of the gain that I talked about in terms of productivity and number of engineers, we get use in Stage 2 and Stage 3 in 0.18 type of micron design.

What we are finding is there’s a lot of designs across the world including, you know, in Japan that we are seeing which are 0.13 designs in the range of 10 million gauge, 8 million gauge, all the way up to 33 million gauge design has actually been done with Magma. It’s an interesting scale of increase. The gates per engineers that needs to be put out to do these kind of huge, monstrous designs.

And then, in turn, it basically makes them look at a solution which actually gives them more productivity because you need to be able to get out more gauge per engineer to get these complex chips out the door.

That has given us the room to actually deploy or show our technology leadership and gets us a foot in the door in Stage 1 type of deals that we’re talking about.

Dennis Wassung:    OK. Can you talk about design activity at 90 nanometer and what you’re seeing there? Is that …

Rajeev Madhavan:    We have done, we are aware of five designs that have been done in 90 nanometer and 10 are in active design process that we are aware of. At least at one of the leading ASIC vendors (unintelligible) wireless and use the application that we won last quarter. Ten 90-nanometer designs are underway using Magma in that particular account.

Dennis Wassung:    OK. You don’t talk about some of the strength in similar sort of areas. Any comments on just the broader market in general, more your traditional, you know, computer-based, PC-based-type applications and what’s happening there? Are you seeing any change in the environment there?

Rajeev Madhavan:    We have seen one PC-based application in Taiwan that we have won over the last quarter. But in general, the accounts we are seeing today are wireless, consumer-type of applications.

Interestingly, I mentioned that ADSL chips also. Most of the people are doing ADSL chips are also using Magma. There’s a large content of them using Magma as well probably in the range of 50 percent of the ADSL chips are starting to use Magma in this account.

So our concentration is in consumer, is in wireless. There’s only one account that I could say out of the PC business that I can think of today. So that reflects the comment that we made.

Dennis Wassung:    Great. Thank you.

Operator:    Your next question comes from Scott Jordan.

Steve Rosston:    Actually this is Steve Rosston. A couple of questions. Rajeev, could you please expand upon where you see the applications of your technologies? You talked about consumer and wireless and maybe Roy mentioned this.

What proportion of your business is in those types of applications and what proportion of your business is in other areas? And if you could talk about your pipeline and where that might go that would be very helpful.

Rajeev Madhavan:    Let me have Roy talk about the pipeline and I can talk about digital IC implementation. There is no particular reason why Magma cannot be used for any given digital implementation kind of things. The strength and the weaknesses are more of a reflection of the economy than anything else. And our own sales channel and the relationship with some of these segments.

We have by nature, in the early pre-IPO, we were actually pretty strong in the wired communication side of things. And then we have kind of moved as the economy has moved into the consumer, you know, graphics spaces, using quite a bit of Magma now and increasing our traction in some of those areas, wireless and some certain portions of communication application.

So to be very blunt, the application of any RTL-to-GDSII design in the digital implementation, everything is fair game for Magma. There is no one particular application. It could be in the PC business, it could be in the graphics business, it could be in the consumer business.

If you are doing a big chip and if you’re doing a complex chip you get a huge increment. You get a huge benefit in quality of results. You get a huge benefit in the number of engineers you need to perform that huge design that you need to do.

As long as those factors are fitting, it is not as much a question of which area as much as that particular question. It needs to fit that criteria for us to get in and show our penetration in that area.

Roy can talk about the pipeline in each of these segments that we have and I’ll turn the question over to Roy in terms of the pipeline in each of these areas going forward.

Roy Jewell:    Steve, I think one thing I’ll say is it’s pretty hard for me to say our product pipeline is made up of “x percent wireless,” “x percent consumer,” “so much networking.” The one thing you have to keep in mind is it’s more that we have been – when I came to work here two years ago we were really dominant in the networking space – very large, complex chips.

And then over the last two years wireless has everybody going in the dumpster. And I think it’s more an indication of what we’re seeing now is wireless is back and people are doing wireless design.

But the consumer side – quite frankly I came here and wanted to know why we weren’t in the consumer space. It turned out that most of the consumer designs, especially in Korea and in Japan, were being targeted in a quarter-micron process technology. Magma’s sweet spot is not quarter micron. It’s hard to differentiate the product. So what’s happened over the last 12 months, especially with all the excess capacity in 0.13 that’s out there, is more and more of the mainstream applications have gone into those fabs.

So I think what we’re seeing more is indicative that we’re still strong in the networking space. We’re seeing wireless become alive again and consumer is moving into more aggressive process technology as Rajeev said, much more complex chips than they historically used. So it’s just come from – all these segments have all come into Magma’s sweet spot.

Steve Rosston:    That’s helpful. And if I could ask a follow-up question, you talked about your increased investment in the field. Could you talk about your plans and the rationale behind why what you’re doing now vs. either doing it earlier or later?

Greg Walker:    Yeah, you know, as we said I think as a company we pretty much feel one of our gating factors to growth is how quickly we can expand the field organization, particularly as we move the Blast Crate product, which as you know on the front end has a much more expansive number of potential customers than the back end of the design process.

As we move in that direction, we’ve been watching the market fairly carefully to look at when we started to see more optimism coming out of the customer base.

I think at this point in time that we have become convinced that we’re seeing that optimism, although it hasn’t translated into largely expanded budgets yet. But we’re really starting to see just the body language of the customer base picking up.

We had said that once we saw that it would be time to as quickly as possible expand the field, particularly the application engineering organization – which tends to be your more gating factor on how many engagements you can go after – expand that field organization for that very rapidly.

And we really started to kick that process up this quarter. We anticipate continuing that process for each of the following quarters. So a large portion of our resource adds for this year will be targeted in the field applications organization.

Steve Rosston:    Thank you. And then just one question for you, Greg: if you look at your website in the guidance, will bookings drop moving into the December quarter according to the guidance from the September quarter?

Greg Walker:    Yes, because in our normal process we have the kind of … every other quarter has the quarter with the large Stage 3 transactions. The following quarters have no Stage 3 transactions.

So if you go back and look at what we’ve reported in the March ending quarter, for example, that was a quarter where we had a very large Stage 3 transaction. We reported book to bill numbers more than 3:1, which off of our revenue number yielded you orders depending on how far above 3:1 you believe – in the low to mid $60 million range, right?

Steve Rosston:    Right.

Greg Walker:    If you go look at what we just reported, we said book to bill was slightly above 1.5:1 on revenues of $22.8 million. You can calculate out what that means, approximation for orders for this quarter. There’s a significant drop as we move from March quarter, with large Stage 3 deals, to June quarter, with no Stage 3 deals, to now projected September.

As we said, we expect book to bills to be 2-1/2 to 3:1 minimum, and trailing average growth to be 0 percent to 10 percent, which says that we’re expecting the September quarter to be larger – at least as large if not larger than – the March quarter.

So now you’re back up to numbers very high with Stage 3 deals coming in the September quarter. December quarter therefore is not projected to have Stage 3 deals. That drops back down but it’s still a number significantly above the June quarter.

So you almost have to look at the growth rates on an every-other-quarter basis, compare the non-Stage 3 quarter growth rates to the Stage 3 quarter growth rates.

Steve Rosston:    So that means, I mean, this goes back to an earlier question that you’re pretty confident about one to two Stage 3 deals in the September quarter even though you can’t pin those down. You’re not expecting one probably to slip into the December quarter.

Greg Walker:    Well, as we said, we have a number that we’re being worked on. Where we end up for September depends on whether we’re at one, two or three. So we have a pretty wide range of possibilities even though we didn’t put the entire range in the guidance.

But, you know, when you’re talking about these Stage 3 deals you could be talking about variances of $10 million to $30 million per deal.

Steve Rosston:    Sure.

Greg Walker:    So we take our best guess at which ones we think are going to close and center the guidance around that.

Steve Rosston:    Great. Thank you very much.

Operator:    Your next question comes from Barry Lebovitz.

Barry Lebovitz:    Great. Can you walk us through the difference between the cash proceeds that you got in the convert and the net proceeds? I think in the K you mentioned one – the number 145 and it seems like now it’s 105?

Greg Walker:    Yeah, basically the gross proceeds were $150 million. From that is $4.5 million approximately, $4.6 million in bankers fees, issuance costs, which is in the pre-paid as we talked about, and will get amortized effectively as interest expense across the five years of the notes.

Then we simultaneously with the issuance of the notes repurchased $20 million of our stock at $18 a share. That was about 1.1 million shares. That brings you down from 145.5 down to 125.5. And then we purchased the net hedge position out of the proceeds, which was a net cost of about $20 million. So that’s how you get down to the 105.5.

Barry Lebovitz:    OK, and then on the balance sheet that appears in shareholders’ equity?

Greg Walker:    Actually in the balance sheet – the cost of the hedge you mean?

Barry Lebovitz:    No, the repurchase.

Greg Walker:    The repurchase is in shareholders’ equity, that’s correct.

Barry Lebovitz:    So that’s the reduction of the shareholders’ equity.

Greg Walker:    Yeah. And as we said, it’s actually 105.3, not 105.5.

Barry Lebovitz:    OK. Thanks guys.

Operator:    Your next question comes from Tim Fox.

Tim Fox:    Hey sorry, just a quick follow-up. Last quarter you mentioned you were making an effort to more linearly recognize revenue. Was that the case here? Is that just for Stage 3’s or were there any Stage 2’s that may have had some back-end-loaded components?

Greg Walker:    That’s actually for all deals. So yes, in the past there have been Stage 2 transactions that had back-end-loaded components. The significant Stage 2 transactions that we recorded this time were all linear.

Tim Fox:    All linear, OK. Thank you. That’s all.

Operator:    Again, if you would like to ask a question please press Star 1 on your telephone keypad.

There are no further questions. Sir, do you have any closing remarks?

Rajeev Madhavan:    Yes. Thank you for joining us today. We look forward to a good second quarter, and we’ll speak with you on the next call. Good afternoon.

Operator:    Thank you for participating in today’s teleconference. You may now disconnect.

END